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                                                                   Exhibit 10.10
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                                PACTEL CORPORATION

               DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                        (Effective as of January 21, 1994)



       SECTION 1.  ELIGIBILITY.

       Each member of the Board of Directors of PacTel Corporation ("Company") who is not an employee of the Company, or any of its subsidiaries, is eligible to participate in a Deferred Compensation Plan for Non-Employee Directors ("Plan").

       SECTION 2.  PARTICIPATION.

       2.1  Each  eligible   Director  or  designated  Director   may  elect  to
  participate in the Plan prior to the beginning of any calendar year by directing that all or any part of the compensation which would otherwise have been payable currently for services as a Director (including fees payable for services as a member of a committee of the Board) during such calendar year and subsequent calendar years shall be credited to a deferred compensation account subject to the terms of the Plan.

       2.2 Notwithstanding the foregoing, for calendar year 1994, each eligible Director or designated Director may elect to participate in the Plan within 30 days after the effective date of the Plan by directing that all or any part of the Compensation which would otherwise have been payable currently for services as a Director subsequent to the Participant's election (including fees payable for services as a member of a Committee of the Board) during such calendar year and subsequent calendar years shall be credited to a deferred compensation account subject to the terms of the Plan.

       2.3 An election to participate in the Plan shall be in the form of a document executed by the Director and filed with the Secretary of the Company. An election related to fees otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year. An election shall continue until a Director ceases to be a Director or until he or she terminates or modifies such election by written notice. Any such termination or modification shall become effective as of the end of the calendar year in which such notice is given with respect to all fees otherwise payable in subsequent calendar years.

       2.4 A Director who has filed a termination of election may thereafter again file an election to participate for any calendar year or years subsequent to the filing of such election.

       SECTION 3.  DEFERRED ACCOUNTS.

       Deferred amounts shall be credited to the Director's account and shall bear interest from the date such fees would otherwise have been paid. The interest credited to the account will be compounded annually at the end of each calendar year. The rate of interest credited at the end of each calendar year shall be determined by the PacTel Corporation Board of Directors from


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  time to time.

       SECTION 4.  DISTRIBUTION.

       4.1 At the time of election to participate in the Plan, a Director shall make an election with respect to the interest. A Director may elect to receive such amounts in one payment or in some other number of approximately level annual installments (not exceeding 15). The amount of an annual installment shall be calculated by dividing the total amount, including interest, credited to the Director's account immediately prior to such installment by the remaining number of installments. As specified by the Director, the first installment (or the single payment if the Director has so elected) shall be paid as soon as practicable after the first day of the calendar year following (a) the calendar year in which the Director ceases to be a Director of the Company or any of its subsidiaries, (b) the calendar year in which the Director attains a specified age (between age 59_ and 75),
  (c) the earlier of a specified number of years (maximum of five) after the Director ceases to be a Director of the Company or any of its subsidiaries or the attainment of age 75, or (d) the earlier of the attainment of a specified age (but not younger than 59_) or the calendar year in which the Director ceases to be a Director of the Company or any of its subsidiaries. Subsequent installments shall be paid on the first day of each succeeding calendar year until the entire amount credited to the Director's account is paid. Amounts held pending distribution pursuant to this Section shall continue to accrue interest at the rate stated in Section 3.

       4.2 The election with respect to the distribution of amounts deferred under the Plan plus accumulated interest shall be contained in the document, referred to in Section 2.2, executed by the Director and filed with the Secretary of the Company. Such an election related to fees otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year.

       4.3 Notwithstanding an election pursuant to Section 4.1, in the event a Director ceases to be a Director of the Company or any of its subsidiaries and becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business that is in competition with the Company or any of its subsidiaries, or becomes employed by any governmental agency having jurisdiction over the activities of the Company or any of its subsidiaries, the entire balance of deferred fees, including interest, shall be paid immediately in a single payment.

       4.4 A Director may elect that, in the event the Director should die before full payment of all amounts credited to his or her account, the balance of the deferred amounts shall be distributed in one payment, or in a number of annual installments (not exceeding 10) or by a continuation of the installment distributions being made or to be made to the Director, to the beneficiary or beneficiaries designated in writing by the Director, or if no designation has been made, to the estate of the Director in a single payment. The first installment (or the single payment if the Director has so elected) shall be paid on or about the first day of the calendar quarter next following the month of death. The preceding sentence shall not apply if the beneficiary or beneficiaries are to receive a continuation of installment distributions being made or to be made to the Director.

       SECTION 5.  MISCELLANEOUS.

       5.1  The  rights of  a  Director to  any  deferred fees  and/or  interest


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  thereon shall be those  of a general creditor and shall not  be subject in any manner to assignment by the Director.

       5.2  The  Company  shall not  be required  to  reserve, or  otherwise set
  aside,  funds for the  payment of  its obligations  hereunder.   The Company's
  obligation to pay the deferred amounts shall be unfunded as to the Director.

       5.3 Copies of the Plan and any and all amendments thereto shall be made available at all reasonable times at the office of the Secretary of the Company to all Directors.

       5.4 The Board of Directors shall have the sole authority and discretion to construe and interpret this Plan in accordance with its terms and provisions and to make rules relating to the administration thereof. The decision of the Board of Directors with respect to any issues relating to the interpretation of this Plan shall be final, conclusive and binding on all parties. The Board of Directors may delegate any part of its duties hereunder to the Senior Vice President - Corporate Strategy/Development and Human Resources of PacTel Corporation, subject to the final authority of the Board of Directors.

       5.5 The Board of Directors may terminate, suspend, or amend this Plan in whole or in part, at any time, as it may deem advisable, provided that no such termination, suspension, or amendment shall impair any rights which have already accrued to a Participant under this Plan.

       5.6 The Senior Vice President - Corporate Strategy/Development and Human Resources of PacTel Corporation, with the approval of the Senior Vice President - Legal, External Affairs and Secretary of PacTel Corporation, shall be authorized to make minor or administrative changes to the Plan.






























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